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                                  Exhibit 10.2

                                                            MICHAEL T. ALEXANDER
                                                               361 Tamarac Drive
                                                      Pasadena, California 91105

                                                              VOICE 323-344-0249
                                                                FAX 323-344-8873
                                                     EMAIL alexco1@earthlink.net
                                                             PAGER 9099-249-0355

October 28, 1999

American Technologies Group, Inc.
1017 S. Mountain Avenue
Monrovia, CA 91016
Attn.:   Mr. Larry Brady, President

Re:      Engagement of Consulting Services

Dear Mr. Brady,

This will confirm the engagement of my consulting services upon the following terms and conditions:

1. American Technologies Group, Inc., ("ATG") has recently terminated its shareholder communications firm and desires to bring this function under more direct oversight.

2. ATG desires to retain Michael T. Alexander ("Alexander") as an independent consultant in order to take responsibility for this function.

3. ATG has limited cash flow and resources. Therefore, notwithstanding Alexander's background and education, it is only able to pay the same compensation as it was paying to its prior shareholder relations firm. Thus, Alexander will receive the sum of $3,000.00 per month. Because this sum represents compensation which is "below market," ATG, in further consideration of the described services, will grant to Alexander by separate document an option to purchase up to twenty thousand (20,000) shares of ATG common stock at twenty-five cents ($0.25) per share.

4. In consideration, Alexander will, as an independent contractor, receive and handle all shareholder communications which shall include but not necessarily be limited to receiving and, on request of management, initiating shareholder telephone calls, responding as necessary to shareholder correspondence and also, as necessary, personally meeting with shareholders.

5. Alexander will attend meetings with management and such other persons as are necessary in order to become informed about shareholder matters. Generally, however, the conduct of his responsibilities under this contract shall be solely within his discretion. He will control his hours, etc.

6. On request, ATG will provide Alexander an office, equipment and such personnel as are reasonably necessary to the completion of his duties under this agreement.

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American Technologies Group, Inc.
Engagement Letter
October 28, 1999
Page 2


7. Alexander shall be entitled to reimbursement of any extraordinary expenses reasonably incurred in connection with the completion of his duties under this agreement. He shall make every effort to obtain approval in advance for any such expense. Any such bill shall be itemized with supporting documentation and shall be reimbursable upon presentation.

8. Alexander is neither an agent nor employee or ATG. As such, he does not have the right or power: (a) to enter into any contract or agreement on behalf of ATG; (b) to make any representations, promises or warranties except as shall be expressly authorized by ATG management; or (c) bind ATG or its management in any way.

9. Alexander has previously executed a separate Non-Disclosure Agreement, effective October 1, 1999.

10. The agreement shall be terminable by either party upon thirty (30) days notice. It may be terminated immediately for cause which shall include but not be limited to misconduct, fraud, misrepresentation or violation of any state, federal or local securities laws, rules and regulations.

11. This agreement shall become effective as of October 25, 1999, the first day upon which compensable services were rendered.

12. From time to time, ATG may have assignments other than shareholder communications for Alexander. These assignments will be separate and apart from the services to be rendered under this Agreement. Any such assignments will be memorialized and attached to this Agreement. ATG and Alexander will amend this Agreement to describe the assignment and additional compensation to be paid.

If this meets with your approval, then I ask that you indicate that approval below and return the original to me, retaining a duplicate original for your records.

Once again, I look forward to working with you and your firm on this very interesting project.

Respectfully yours,

/s/ Michael T. Alexander

APPROVED

October 18, 1999

American Technologies Group, Inc.

By:  /s/ Lawrence J. Brady
     ---------------------
     Larry Brady,  President